Exhibit 10.13

SARISSA CAPITAL ACQUISITION CORP.

660 STEAMBOAT RD.

GREENWICH, CT 06830

October 20, 2020

Sarissa Capital Acquisition Sponsor LLC

660 Steamboat Rd.

Greenwich, CT 06830

Ladies and Gentlemen:

This letter will confirm our agreement that, commencing on the effective date (the “Effective Date”) of the registration statement (the “Registration Statement”) for the initial public offering (the “IPO”) of the securities of Sarissa Capital Acquisition Corp. (the “Company”) and continuing until the earlier of (i) the consummation by the Company of an initial business combination and (ii) the Company’s liquidation (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”), Sarissa Capital Acquisition Sponsor LLC (the “Sponsor”) shall take steps directly or indirectly to make available to the Company certain office space, secretarial and administrative services as may be required by the Company from time to time, situated at 660 Steamboat Rd. Greenwich, CT 06830 (or any successor location). In exchange therefore, the Company shall pay the Sponsor a sum of $10,000 per month commencing on the Effective Date and continuing until the Termination Date. Payment shall be made on the last Friday of the month (and if such day is not a business day, the following business day) and if there is a stub period for the first payment or the last payment, such amount shall be pro rated at a rate of $333.33/ day. The Company shall make all payments by wire transfer of immediately available funds to an account designated by the Sponsor or by such other method as may be reasonably acceptable to the Sponsor. The Sponsor hereby agrees that it does not have any right, title, interest or claim of any kind (a “Claim”) in or to any monies that may be set aside in a trust account (the “Trust Account”) that may be established in connection with and upon the consummation of the IPO and hereby irrevocably waives any Claim it presently has or may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company and will not seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

This letter agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This letter agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto.

The parties may not assign this letter agreement and any of their rights, interests, or obligations hereunder without the consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This letter agreement shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles that will apply the laws of another jurisdiction.

This letter agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this letter agreement.

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VERY TRULY YOURS, SARISSA CAPITAL ACQUISITION CORP.

By:	/s/ Patrice Bonfiglio
Name:	Patrice Bonfiglio
Title:	Chief Financial Officer

AGREED TO AND ACCEPTED BY:

SARISSA CAPITAL ACQUISITION SPONSOR LLC

By:	/s/ Eric Vincent
Name:	Eric Vincent
Title:	President